EXHIBIT 99.2

ANSYS, INC. THIRD QUARTER and YTD 2014

EARNINGS ANNOUNCEMENT

PREPARED REMARKS

November 5, 2014

ANSYS is providing a copy of its prepared remarks in combination with its earnings announcement. This process and these remarks are offered to provide stockholders and analysts with additional time and detail for analyzing our Q3 and YTD 2014 results in advance of our quarterly conference call. As previously scheduled, the conference call will begin today, November 5, 2014, at 10:30 a.m. Eastern Time and will include only brief overview comments followed by questions and answers. These prepared remarks will not be read on the call.

To access the live broadcast, please visit the Investor Relations section of ANSYS’ website at http://investors.ansys.com/events-and-presentations/events.aspx and click on audio webcasts. The call can also be heard by dialing (866) 652-5200 (US) or (412) 317-6060 (CAN & INT’L) at least five minutes prior to the call and referencing conference code “ANSYS”. A replay will be available within two hours of the call at http://investors.ansys.com/events-and-presentations/events.aspx or at (877) 344-7529 (US) or (412) 317-0088 (CAN and INT’L) and referencing the access code 10053703.

Non-GAAP SUPPLEMENTAL INFORMATION

In addition to our GAAP information, ANSYS has historically provided non-GAAP supplemental information. Our reasons for providing this information are described later in this document as well as in our Q3 2014 earnings press release, which can be found on our website in the press release section. Reconciliations of GAAP to non-GAAP information are also provided. In line with our historical practice, the financial information below is presented on a supplemental, non-GAAP basis unless otherwise indicated.

THIRD QUARTER 2014 OVERVIEW

The third quarter results reflect our continued focus on execution to capture the business opportunity that exists, the strength of our business model and our dedication to delivering on our commitments. We reported non-GAAP revenue of $235.5 million, a 10% increase in both reported and constant currency. We delivered non-GAAP earnings per share of $0.89, a 7% increase over the third quarter of 2013 (which included $4.8 million or $0.05 per share in incremental tax benefits) and above the high end of the guidance range. The third quarter results were driven by top line, double-digit growth in both North America and GIA, offset by weakness in Europe, most notably in Germany. The key financial metrics of the business, which will be further discussed below, were in line with or better than management’s Q3 2014 outlook and continued to demonstrate solid financial performance with the fundamentals of the business model remaining intact.

1

Q3 Notable Highlights:

•	We experienced growth in all of our major product lines and continued to expand our relationships with customers across a broad array of industries. This is reflected in constant currency growth of 9% in lease revenue and 8% in perpetual revenue in Q3 2014 as compared to last year’s Q3.

•	Equally as important, our maintenance revenue grew 14% in constant currency over Q3 2013 and our recurring revenue base continued to be very strong at 72% of Q3 2014 revenues. There was continued progress in portfolio sales efforts and customer engagement activities to continue building the global pipeline for Q4 and beyond.

•	During Q3 2014, we had 22 customers with orders in excess of $1 million, including one customer with orders in excess of $10 million. This compares to 15 customers with orders in excess of $1 million in Q3 2013. The 2014 orders in this category included 38% and 62%, respectively, in new and renewal business and had an average deal size that was over 50% larger than the deals in this category during Q3 2013.

•	Our direct and indirect businesses provided 75% and 25%, respectively, of total third quarter revenue.

•	The non-GAAP operating margin for the third quarter was 50.4%, above our expected range. The strong margin performance was driven by a combination of 10% constant currency revenue growth as well as our ongoing discipline around spending. As we have discussed on the last several earnings calls, we have been and will continue to make changes in our organization and go-to-market strategy. This will include investments across many elements of our business.

•	Consistent with our commitment to return value to our stockholders, during the third quarter we repurchased 461,300 shares of common stock for a total cost of $36.5 million. For the first nine months of 2014, we repurchased a total of 1,431,500 shares for a total cost of $108.6 million. As of September 30, 2014, approximately 1.6 million shares remained available for repurchase under the Company’s authorized stock repurchase program. The Board of Directors has since increased the authorized share repurchase program to 5.0 million shares.

•	Total headcount on September 30, 2014 was approximately 2,700, in line with headcount on June 30, 2014.

•	In September, for the eighth consecutive year, Software Magazine ranked ANSYS as one of the world's largest software companies in its index of software and services suppliers. This year's Software 500 index positioned ANSYS at 105th place based on 2013 software and services revenue. The Software 500 is a revenue-based ranking of the world's largest software and services suppliers, targeting medium to large enterprises, their IT professionals, software developers and business managers involved in software and services purchasing. The report was published in the October 8th issue of Software Magazine.

•	In October 2014, ANSYS began the move to its new corporate headquarters. The move is scheduled to be completed in Q4 2014. The new facility is located at 2600 ANSYS Drive in Canonsburg, Pennsylvania.

2

DEFERRED REVENUE & BACKLOG

The Company’s deferred revenue and backlog are as follows:

(in thousands)	September 30, 2014	June 30, 2014	September 30, 2013	June 30, 2013
Current Deferred Revenue	$ 301,026	$ 334,370	$ 285,040	$ 304,535
Current Backlog	46,213	37,895	27,240	31,972
Total Current Deferred Revenue and Backlog	$ 347,239	$ 372,265	$ 312,280	$ 336,507

Long-Term Deferred Revenue	$ 13,292	$ 10,513	$ 7,870	$ 9,301
Long-Term Backlog	72,930	57,526	39,901	40,686
Total Long-Term Deferred Revenue and Backlog	$ 86,222	$ 68,039	$ 47,771	$ 49,987

Total Deferred Revenue and Backlog	$ 433,461	$ 440,304	$ 360,051	$ 386,494

As a result of the fair value provisions applicable to the accounting for business combinations, the Company typically records acquired deferred revenue at an amount that is lower than the historical carrying value. The impact of this adjustment on GAAP revenue was $1.5 million for Q3 2014. The expected impact of this adjustment on GAAP revenue is $1.1 million for Q4 2014 and $0.9 million for FY 2015.

REVENUE

ANSYS, Inc.
Q3 2014 vs. Q3 2013 REVENUE COMPARISON
(Unaudited)
($ in thousands)	Non-GAAP Revenue			Q3 14 vs. Q3 13 % Growth
	Q3 2014	Q3 2013	Q3 14 vs. Q3 13 % Growth	In Constant Currency

Total Lease	$80,965	$74,389	8.84%	9.11%

Total Perpetual	$59,797	$55,344	8.05%	7.87%

Total Maintenance	$89,187	$78,228	14.01%	13.71%

Total Service	$5,579	$5,488	1.66%	1.59%

Total Q3:	$235,528	$213,449	10.34%	10.28%

3

ANSYS, Inc.
Q3 2014 YTD vs. Q3 2013 YTD REVENUE COMPARISON
(Unaudited)
($ in thousands)	Non-GAAP Revenue			Q3 YTD 14 vs. Q3 YTD 13 % Growth
	Q3 YTD 2014	Q3 YTD 2013	Q3 YTD 14 vs. Q3 YTD 13 % Growth	In Constant Currency

Total Lease	$239,816	$221,037	8.50%	8.47%

Total Perpetual	$169,865	$162,992	4.22%	3.74%

Total Maintenance	$259,155	$228,791	13.27%	12.89%

Total Service	$17,117	$16,376	4.52%	3.54%

Total Q3 YTD:	$685,953	$629,196	9.02%	8.72%

In constant currency, total Q3 2014 combined non-GAAP revenue increased 10% over Q3 2013. Overall, our revenues continue to be fairly consistently spread, with 34% lease, 25% perpetual licenses, 38% maintenance and 2% service (totals 99% due to rounding) for Q3 2014, and 35% lease, 25% perpetual licenses, 38% maintenance and 2% service on an YTD basis. Our maintenance business continued to grow, with our overall renewal rates ticking remaining strong. In constant currency, for the third quarter and YTD, our lease business grew 9% and 8%, respectively, while our perpetual licenses grew 8% and 4%, respectively.

4

GEOGRAPHIC HIGHLIGHTS

ANSYS, Inc.
Q3 2014 vs. Q3 2013 GEOGRAPHIC COMPARISON
(Unaudited)
($ in thousands)	Non-GAAP Revenue			Q3 14 vs. Q3 13 % Growth
	Q3 2014	Q3 2013	Q3 14 vs. Q3 13 % Growth	In Constant Currency
North America	$85,545	$76,292	12.13%	12.24%

Germany	$23,927	$23,923	0.02%	0.18%
United Kingdom	$11,150	$9,669	15.32%	8.36%
Other Europe	$42,196	$39,075	7.99%	6.66%
Total Europe	$77,273	$72,667	6.34%	4.75%

Japan	$26,037	$25,833	0.79%	6.45%
Other Gen. Int'l Area	$46,673	$38,657	20.74%	19.35%
Total Gen. Int'l Area	$72,710	$64,490	12.75%	14.18%

Total Q3:	$235,528	$213,449	10.34%	10.28%

5

ANSYS, Inc.
Q3 2014 YTD vs. Q3 2013 YTD GEOGRAPHIC COMPARISON
(Unaudited)
($ in thousands)	Non-GAAP Revenue			Q3 YTD 14 vs. Q3 YTD 13 % Growth
	Q3 YTD 2014	Q3 YTD 2013	Q3 YTD 14 vs. Q3 YTD 13 % Growth	In Constant Currency
North America	$244,544	$225,389	8.50%	8.66%

Germany	$73,547	$69,045	6.52%	4.42%
United Kingdom	$31,322	$27,365	14.46%	6.54%
Other Europe	$128,334	$117,436	9.28%	5.38%
Total Europe	$233,203	$213,846	9.05%	5.22%

Japan	$83,168	$81,589	1.94%	9.75%
Other Gen. Int'l Area	$125,038	$108,372	15.38%	14.99%
Total Gen. Int'l Area	$208,206	$189,961	9.60%	12.74%

Total Q3 YTD:	$685,953	$629,196	9.02%	8.72%

North America revenue grew 12% and 8% (9% constant currency) for Q3 2014 and YTD 2014, respectively. The growth rates were positively impacted by several multi-million dollar deals in Q3 2014 that had strong new business components.  We saw strength in the electronics, semiconductor, and aerospace and defense markets, as well as in automotive and energy. In the electronics and semiconductor areas, customers are continuing to invent power-efficient systems that deliver more performance per watt. High-tech companies are developing mobile electronics, relying on wireless communication systems to connect with the Internet and cellular base stations. To provide reliable connectivity, engineers need to design dependable communication systems that can support multiple standards, such as Bluetooth, WiFi and LTE. The Chip-Package-System (CPS) design methodology from ANSYS is helping engineering teams achieve these objectives by enabling high-tech companies to model, simulate, analyze and verify complete electronics systems.  With extended military operations in the Middle East, the domestic defense sector continues to focus on affordability and is looking to ANSYS as an enterprise-wide, single vendor with comprehensive capabilities. This was evidenced by a multi-million dollar, multi-year, North America-wide, full physics portfolio agreement at a major defense contractor. The space sector was also very active in Q3 with NASA announcing the award of the International Space Station taxi contract to Boeing and SpaceX, where ANSYS is strongly positioned and working closely with the booming commercial space sector. The sales pipelines are continuing to build as a result of ongoing customer engagement activities in North America.

6

Europe, which continued to be the geography with the most challenging economic environment, delivered 6% reported and 5% constant currency revenue growth for Q3, and 9% reported and 5% constant currency growth for YTD 2014. While we saw improved growth in France, UK, Italy, Spain and the Nordic countries, our largest market in Europe, Germany, had an adverse impact on Europe’s overall growth in the quarter as a result of channel partner weakness and a cautious customer spending environment.  Europe’s new business performance also continues to be negatively impacted by continued weakness in Russia and certain elements of the indirect channel. From an industry perspective, we saw growth in the turbomachinery, automotive and energy industries.

Similar to what we experienced in the first half of 2014, the results in our General International Area (GIA) continued to demonstrate measurable progress. These results are the direct outcome of management changes, our continued investments in expanding our channel capacity and go-to-market strategies, and a focus on sales execution that have been among our top priorities for over a year.  Overall, the region delivered constant currency growth of 14% for Q3 and 13% for YTD 2014. Korea, China, India and Taiwan showed relative strength, and Japan grew over 6% in constant currency for Q3 and 10% for the first nine months of 2014.  Brazil also showed some signs of improvement in Q3.  During the third quarter, we continued to make progress on internal sales and marketing initiatives and focused on customer engagement and pipeline building activities throughout the region.  From an industry perspective, we saw notable growth in the electronics and semiconductor industries.  As consumer demand bounces back, the consumer electronics companies are investing in R&D, with a clear focus on smart products.

TECHNOLOGY UPDATES

On September 23, 2014, ANSYS announced that the Company had entered into a strategic technology agreement to integrate Modelon’s industry-leading Modelica® modeling language into ANSYS’ system simulation product Simplorer. This is a very important step towards enabling our vision of virtual system prototyping, allowing ANSYS to compete in new disciplines and to expand our footprint within product development organizations. By combining ANSYS’ current modeling technology for electrical systems and SCADE™ technology for embedded software with the Modelon technology, ANSYS will be the only simulation provider in the world to combine 3-D modeling, 3-D physics and systems simulation all into one seamless platform. Enabling this engineering breakthrough and offering a multidisciplinary, integrated approach will help companies arrive at better designs earlier, reduce their reliance on costly physical prototyping and virtually eliminate system integration failures, particularly in mechanical, hydraulic and thermo-fluid disciplines. Modelica has a vibrant, global community with users and contributors in industry, research and academia using their standard language to model behavior of complex, multi-domain systems. ANSYS customers will have access to their proprietary, expanding model libraries, which are used to model applications in automotive, aerospace, industrial equipment, energy and more.

On September 29, 2014, ANSYS announced that the latest release of ANSYS RedHawk and Totem products were certified by TSMC for their 16-nanometer (nm) FinFET-Plus process technology. This latest process from TSMC provides greater power, performance and area advantages over their previous generation. Innovative technologies within RedHawk and Totem, such as distributed machine processing (DMP), chip-package co-analysis (CPA), and advanced electromigration (EM) rules support help deliver the capacity, performance and accuracy required to handle the growing complexities of system-on-chip (SoC) and mixed-signal design sign-off. In addition, RedHawk and Totem have achieved preliminary qualifications for TSMC's 10-nm process node and are now available for early adopters of this technology.

7

INCOME STATEMENT HIGHLIGHTS

Q3 2014 MARGINS AND OUTLOOK: The Company delivered solid performance in both revenue and expenses. A combination of top-line growth, coupled with disciplined spending, drove non-GAAP gross and operating margins of 88.7% and 50.4% for the quarter, and 88.0% and 48.4% for the first nine months of 2014.

Looking ahead into Q4 and FY 2014, on a consolidated basis, we are targeting a non-GAAP gross profit margin of approximately 88% and a non-GAAP operating margin of 42% - 43% (44% excluding one-time charges) for Q4 2014 and 47% for FY 2014. As compared to the full year outlook, the lower operating margin in Q4 is primarily the result of what has traditionally been the lowest margin quarter for the Company’s Apache and Esterel businesses, mainly as a result of end-of-year sales commission accelerators. The one-time charges in Q4, described in more detail in the “Outlook” section below, also adversely affect the Q4 2014 margins.

Our preliminary outlook for 2015 assumes a non-GAAP gross profit margin of 88% and a non-GAAP operating margin of approximately 48%.

Q3 2014 TAX RATE AND OUTLOOK: Our Q3 non-GAAP effective tax rate was 29.5% and our GAAP rate was 28.0%. Our YTD non-GAAP effective tax rate was 28.7% and the YTD GAAP rate was 27.2%. Looking ahead into Q4 2014, we are forecasting a non-GAAP effective tax rate of approximately 30%, excluding non-recurring or discrete items. The FY 2014 non-GAAP effective tax rate is expected to be approximately 29%.

Our preliminary outlook for 2015 assumes a non-GAAP effective tax rate of approximately 30% – 31%.

BALANCE SHEET AND CASH FLOW HIGHLIGHTS

•	Cash and short-term investments totaled $817 million as of September 30, 2014, of which 70% was held domestically.
•	Cash flows from operations were $81.6 million for the third quarter of 2014, as compared to $65.4 million in the third quarter of 2013.
•	Consolidated net DSO was 35 days.
•	Capital expenditures totaled $8.7 million for the third quarter and $20.6 million for the first nine months of 2014. We are currently planning for total capital expenditures in 2014 in the range of $32 - $38 million. This includes spending related to the Company’s new headquarters facility that we have occupied since last month.
•	The September 30, 2014 balance sheet reflects a $32.0 million construction-in-progress asset and related liability for construction debt funded by the lessor. This sale-leaseback accounting treatment of the lease during the construction period has no impact on the Company’s results of operations or cash flows.

8

SHARE COUNT AND SHARE REPURCHASE

There were 93.9 million diluted shares outstanding in Q3. We repurchased 461,300 shares during the third quarter at an average price of $79.16 and for a total cost of $36.5 million. For the first nine months of 2014, we repurchased a total of 1,431,500 shares at an average cost of $75.87 and for a total cost of $108.6 million. We are currently expecting approximately 94.0 – 94.5 million diluted shares outstanding for Q4 and for FY 2014.

In February 2014, the Company’s Board of Directors increased the authorization for the repurchase of shares from the remaining 1.5 million shares under its then existing authorization to 3.0 million shares. As mentioned above, the Company has thus far repurchased 1.4 million shares during 2014, leaving 1.6 million shares available for repurchase under the existing authorization. Earlier this week, the Board of Directors increased the authorization from the remaining 1.6 million shares to 5.0 million shares. The Company expects to be more aggressive in its share repurchase activity over the next two quarters, with a repurchase target of $200 million, and intends to enter into a Rule 10b5-1 trading plan during the fourth quarter of 2014 to facilitate the execution of the repurchases. We believe this underscores our confidence in ANSYS’ prospects and long-term outlook, and reflects our commitment to creating value for our stockholders. ANSYS’ strong balance sheet provides us with the financial flexibility to return capital to stockholders while continuing to invest in our business and maintain our ability to capitalize on growth opportunities. We will continue to be disciplined with respect to the allocation of capital and we are confident that we are taking the right steps to grow the Company and create value for all ANSYS constituencies.

Our initial outlook for FY 2015 assumes diluted shares outstanding of 93.0 – 93.5 million.

STOCK-BASED COMPENSATION EXPENSE

($ in thousands)	Three Months Ended		Year-to-Date
	9/30/2014	9/30/2013	9/30/2014	9/30/2013
Cost of sales:
Software Licenses	$490	$335	$1,289	$1,023
Maintenance & Service	$549	$590	$1,587	$1,762

Operating expenses:
SG&A	$4,520	$4,392	$12,766	$12,755
R&D	$4,394	$3,764	$11,941	$11,202

Total Expense Before Taxes	$9,953	$9,081	$27,583	$26,742
Related Income Tax Benefits	($2,843)	($2,623)	($7,703)	($8,490)
Expense, Net of Taxes	$7,110	$6,458	$19,880	$18,252

9

CURRENCY

CURRENCY IMPACT COMPARED TO Q3 2013: The impact of currency on the third quarter results was insignificant as compared to the prior year quarter. The 2014 YTD revenue and operating income were favorably impacted by currency fluctuations of $1.9 million and $0.3 million, respectively.

CURRENCY OUTLOOK: As we saw in the Q3 and YTD 2014 reported results, we will be impacted by currency fluctuations, particularly by rate movements in the Euro, British Pound and Japanese Yen. In our current outlook, we are utilizing currency rate assumptions for Q4 as follows: Q4 average rates in the range of 1.24 - 1.27 for the Euro, 1.59 - 1.62 for the British Pound and 110 – 113 for the Japanese Yen. These compare to the rates previously provided for the second half of 2014 of 1.34 – 1.37 for the Euro, 1.68 – 1.71 for the British Pound and 100 – 103 for the Japanese Yen.

Our initial outlook for FY 2015 assumes rates in the range of 1.24 – 1.27 for the Euro, 1.59 – 1.62 for the British Pound and 112 – 115 for the Japanese Yen.

OUTLOOK

Q4 and FISCALYEAR 2014 UPDATED OUTLOOK*:

We are providing our fourth quarter guidance and updating our full year 2014 guidance. For Q4 2014, we are providing non-GAAP revenue guidance in the range of $245 - $253 million and GAAP revenue guidance in the range of $243.9 - $251.9 million; non-GAAP diluted EPS in the range of $0.78 - $0.82 and GAAP diluted EPS in the range of $0.58 - $0.64. We are revising our previous outlook for the full year of 2014. As a result of factoring in our third quarter results and our guidance for the fourth quarter, our outlook for FY 2014 non-GAAP revenue is in the range of $931 - $939 million, and our outlook for GAAP revenue is in the range of $925.6 - $933.6 million. Our non-GAAP diluted EPS outlook for FY 2014 is $3.29 - $3.33 and we expect GAAP diluted EPS in the range of $2.54 - $2.61.

*The Company’s fourth quarter revenue and earnings per share guidance is lower than that implied in the financial guidance last provided by the Company on August 5, 2014. The reduction in revenue guidance is primarily the result of an increased softening in the Company’s European business, weakness in sales from the Company’s independent channel partner in China and the strengthening of the U.S. Dollar. The strengthening of the U.S. Dollar accounts for approximately half of the fourth quarter revenue guidance reduction. The reduction in the Company’s earnings per share guidance is primarily related to the reduced revenue outlook. However, the Company’s guidance also includes one-time charges of approximately $0.02 - $0.04 per share related to headcount reduction costs, including those related to acquisition integration and office location reduction, and moving and duplicate rent costs related to the Company’s new headquarters facility.

FISCALYEAR 2015 PRELIMINARY OUTLOOK:

We are providing a preliminary non-GAAP revenue outlook in the range of $984 - $1,014 million ($1.014 billion), and GAAP revenue in the range of $983.1 - $1,013.1 million ($1.013 billion). Initially, our non-GAAP diluted EPS outlook for 2015 is $3.53 - $3.64 and our GAAP diluted EPS outlook is in the range of $2.82 - $2.97.

10

This preliminary outlook factors in some shifts in the preference for time-based licenses, the recent significant strengthening of the U.S. Dollar, the continuation of a similar economic and geo-political climate and the more aggressive share repurchase activity, planned increases in sales capacity and other headcount additions, and our current visibility around sales pipelines and forecasts. However, as we have repeatedly noted, there are many things that we have no control over, such as the macro-economic environment, government regulations and tax policies, and currency volatility. We do have the benefit of a solid, repeatable business base; a diversified, geographic and industry footprint; and world-class customers throughout the globe. These fundamental strengths, coupled with the dedication and hard work of our over 2,700 employees, give us the confidence to weather the short-term volatility and to look forward to all of the long-term opportunities that lie ahead.

CLOSING COMMENTS

As always, as we finish 2014 and enter into 2015, the emphasis will be a continued focus on execution and technological differentiation. Customer acceptance of our long-term vision and unique value proposition, coupled with the investments we are making in the business and in the expansion of our systems approach to simulation, make us very optimistic about our long-term opportunity. We continue to be propelled by a strong combination of a solid business model, loyal customers, dedicated channel partners, great technology and talented, committed employees across the globe.

RISK FACTORS

Information provided by the Company or its spokespersons, including the above statements and any others in this document that refer to plans and expectations for the fourth quarter of 2014, FY 2014, FY 2015 and the future are forward-looking statements. The Company cautions investors that its performance (and, therefore, any forward-looking statement) is subject to risks and uncertainties. A detailed discussion of these risks and other factors that could affect ANSYS’ results is included in ANSYS’ SEC filings, including the report on Form 10-K for the year ended December 31, 2013, filed on February 27, 2014.

11

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

ANSYS, INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Measures
(Unaudited)

(in thousands, except percentages and per share data)

	Three Months Ended
	September 30, 2014			September 30, 2013
	As Reported	Adjustments	Non-GAAP Results	As Reported	Adjustments	Non-GAAP Results
Total revenue	$234,000	$ 1,528(1)	$235,528	$ 212,658	$ 791(4)	$213,449
Operating income	90,808	27,794(2)	118,602	81,637	24,720(5)	106,357
Operating profit margin	38.8%		50.4%	38.4%		49.8%
Net income	$ 65,479	$18,176(3)	$ 83,655	$ 62,430	$16,355(6)	$ 78,785
Earnings per share – diluted:
Diluted earnings per share	$ 0.70		$ 0.89	$ 0.66		$ 0.83
Weighted average shares - diluted	93,905		93,905	95,265		95,265

(1)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with accounting for deferred revenue in business combinations.
(2)	Amount represents $16.3 million of amortization expense associated with intangible assets acquired in business combinations, $10.0 million of stock-based compensation expense and the $1.5 million adjustment to revenue as reflected in (1) above.
(3)	Amount represents the impact of the adjustments to operating income referred to in (2) above, adjusted for the related income tax impact of $9.6 million.
(4)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with accounting for deferred revenue in business combinations.
(5)	Amount represents $14.8 million of amortization expense associated with intangible assets acquired in business combinations, $9.1 million of stock-based compensation expense and the $0.8 million adjustment to revenue as reflected in (4) above.
(6)	Amount represents the impact of the adjustments to operating income referred to in (5) above, adjusted for the related income tax impact of $8.4 million.

Note: The Company's third quarter 2013 GAAP results included approximately $5.6 million, or $0.06 per share, related to incremental tax benefits beyond the Company's previously forecasted effective tax rate range of 30.5% to 31.5%.  These incremental benefits related mainly to legal entity structuring, cash repatriation activities and adjustments to reserves for uncertain tax positions.  The non-GAAP results included approximately $4.8 million, or $0.05 per share, in incremental tax benefits related to these activities.

12

ANSYS, INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Measures
(Unaudited)

(in thousands, except percentages and per share data)

	Nine Months Ended
	September 30, 2014			September 30, 2013
	As Reported	Adjustments	Non-GAAP Results	As Reported	Adjustments	Non-GAAP Results
Total revenue	$681,646	$ 4,307(1)	$685,953	$625,240	$ 3,956(4)	$629,196
Operating income	253,402	78,430(2)	331,832	229,611	77,449(5)	307,060
Operating profit margin	37.2%		48.4%	36.7%		48.8%
Net income	$185,057	$52,063(3)	$237,120	$169,398	$50,492(6)	$219,890
Earnings per share – diluted:
Diluted earnings per share	$ 1.96		$ 2.51	$ 1.78		$ 2.31
Weighted average shares - diluted	94,397		94,397	95,157		95,157

(1)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with accounting for deferred revenue in business combinations.
(2)	Amount represents $45.6 million of amortization expense associated with intangible assets acquired in business combinations, $27.6 million of stock-based compensation expense, the $4.3 million adjustment to revenue as reflected in (1) above and $1.0 million of acquisition-related transaction expenses.
(3)	Amount represents the impact of the adjustments to operating income referred to in (2) above, adjusted for the related income tax impact of $26.4 million.
(4)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with accounting for deferred revenue in business combinations.
(5)	Amount represents $46.4 million of amortization expense associated with intangible assets acquired in business combinations, $26.7 million of stock-based compensation expense, the $4.0 million adjustment to revenue as reflected in (4) above and $0.3 million of acquisition-related transaction expenses.
(6)	Amount represents the impact of the adjustments to operating income referred to in (5) above, adjusted for the related income tax impact of $27.0 million.

13

USE OF NON-GAAP MEASURES

Use of Non-GAAP Measures

The Company provides non-GAAP revenue, non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share as supplemental measures to GAAP regarding the Company's operational performance. These financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. A detailed explanation of each of the adjustments to such financial measures is described below. This press release also contains a reconciliation of each of these non-GAAP financial measures to its most comparable GAAP financial measure.

Management uses non-GAAP financial measures (a) to evaluate the Company's historical and prospective financial performance as well as its performance relative to its competitors, (b) to set internal sales targets and spending budgets, (c) to allocate resources, (d) to measure operational profitability and the accuracy of forecasting, (e) to assess financial discipline over operational expenditures and (f) as an important factor in determining variable compensation for management and its employees. In addition, many financial analysts that follow our Company focus on and publish both historical results and future projections based on non-GAAP financial measures. We believe that it is in the best interest of our investors to provide this information to analysts so that they accurately report the non-GAAP financial information. Moreover, investors have historically requested, and the Company has historically reported, these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of the Company's competitors and may not be directly comparable to similarly titled measures of the Company's competitors due to potential differences in the exact method of calculation. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

The adjustments to these non-GAAP financial measures, and the basis for such adjustments, are outlined below:

Acquisition accounting for deferred revenue and its related tax impact. Historically, the Company has consummated acquisitions in order to support the Company’s strategic and other business objectives. In accordance with the fair value provisions applicable to the accounting for business combinations, acquired deferred revenue is often recorded on the opening balance sheet at an amount that is lower than the historical carrying value. Although this acquisition accounting requirement has no impact on the Company's business or cash flow, it adversely impacts the Company's reported GAAP revenue in the reporting periods following an acquisition. In order to provide investors with financial information that facilitates comparison of both historical and future results, the Company provides non-GAAP financial measures which exclude the impact of the acquisition accounting adjustment. The Company believes that this non-GAAP financial adjustment is useful to investors because it allows investors to (a) evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making and (b) compare past and future reports of financial results of the Company as the revenue reduction related to acquired deferred revenue will not recur when related annual lease licenses and software maintenance contracts are renewed in future periods.

Amortization of intangibles from acquisitions and its related tax impact. The Company incurs amortization of intangibles, included in its GAAP presentation of amortization expense, related to various acquisitions it has made in recent years. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company because these costs are fixed at the time of an acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by management after the acquisition. Accordingly, management does not consider these expenses for purposes of evaluating the performance of the Company during the applicable time period after the acquisition, and it excludes such expenses when making decisions to allocate resources. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making and (b) compare past reports of financial results of the Company as the Company has historically reported these non-GAAP financial measures.

14

Stock-based compensation expense and its related tax impact. The Company incurs expense related to stock-based compensation included in its GAAP presentation of cost of software licenses, cost of maintenance and service, research and development expense and selling, general and administrative expense. Although stock-based compensation is an expense of the Company and viewed as a form of compensation, management excludes these expenses for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company. Specifically, the Company excludes stock-based compensation during its annual budgeting process and its quarterly and annual assessments of the Company's and management's performance. The annual budgeting process is the primary mechanism whereby the Company allocates resources to various initiatives and operational requirements. Additionally, the annual review by the board of directors during which it compares the Company's historical business model and profitability to the planned business model and profitability for the forthcoming year excludes the impact of stock-based compensation. In evaluating the performance of senior management and department managers, charges related to stock-based compensation are excluded from expenditure and profitability results. In fact, the Company records stock-based compensation expense into a stand-alone cost center for which no single operational manager is responsible or accountable. In this way, management is able to review, on a period-to-period basis, each manager's performance and assess financial discipline over operational expenditures without the effect of stock-based compensation. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the Company's operating results and the effectiveness of the methodology used by management to review the Company's operating results, and (b) review historical comparability in its financial reporting, as well as comparability with competitors' operating results.

Transaction costs related to business combinations. The Company incurs expenses for professional services rendered in connection with business combinations, which are included in its GAAP presentation of selling, general and administrative expense. These expenses are generally not tax-deductible. Management excludes these acquisition-related transaction costs for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company, as it generally would not have otherwise incurred these expenses in the periods presented as a part of its continuing operations. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the Company's operating results and the effectiveness of the methodology used by management to review the Company's operating results, and (b) review historical comparability in its financial reporting, as well as comparability with competitors' operating results.

Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The Company's non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP. Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures as listed below:

GAAP Reporting Measure	Non-GAAP Reporting Measure
Revenue	Non-GAAP Revenue
Operating Income	Non-GAAP Operating Income
Operating Profit Margin	Non-GAAP Operating Profit Margin
Net Income	Non-GAAP Net Income
Diluted Earnings Per Share	Non-GAAP Diluted Earnings Per Share

15